Exhibit 10.3
FOUNDRY NETWORKS, INC.
CHANGE OF CONTROL SEVERANCE AGREEMENT
     This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between                      (“Executive”) and Foundry Networks, Inc. (the “Company”), effective as of December 5, 2007 (the “Effective Date”).
RECITALS
     1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
     2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment in Connection a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     4. Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Term of Agreement. This Agreement will have a term of three (3) years commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Expiration Date”), and if not amended or renewed by the Board prior to the Expiration Date, this Agreement shall terminate automatically on such Expiration Date. Notwithstanding the foregoing, the Company agrees that after the second anniversary of the Effective Date, the Compensation Committee of the Board (the “Committee”) shall undertake to review the Agreement and the benefits provided thereunder in good faith, with the assistance of the Company’s outside advisors and compensation consultants, in order to ascertain, based upon the then current market conditions or any other factors deemed relevant by the Board and the Committee, the appropriateness of continuing the Agreement after the Expiration Date or whether it would be more appropriate for the Company and its stockholders to amend or terminate the Agreement as of the Expiration Date.

     2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, including (without limitation) any termination not otherwise in Connection with a Change of Control, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.
     3. Severance Benefits.
          (a) Involuntary Termination in Connection with a Change of Control. If in Connection with a Change of Control (i) Executive terminates his or her employment with the Company (or any parent, subsidiary or successor of the Company) for “Good Reason” (as defined herein) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without “Cause” (as defined herein) and Executive signs and does not revoke the release of claims required by Section 4, Executive will receive the following severance benefits from the Company:
               (i) Severance Payment. Executive will receive a single lump sum payment of severance pay (less applicable withholding taxes) equal to twelve (12) months of Executive’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) Executive’s termination, whichever is greater).
               (ii) Equity Awards. One hundred percent (100%) of Executive’s then outstanding and unvested awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise (collectively, the “Equity Awards”)) as of the date of Executive’s termination of employment will become vested and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement. In addition, the post-termination exercise period for any outstanding stock option and/or stock appreciation right shall be extended so as to terminate on the first to occur of (1) twelve (12) months from the date of Executive’s termination, or (2) the stock option and/or stock appreciation rights original term expiration (e.g., the awards original ten (10) year expiration date). Notwithstanding the foregoing, if (A) in a Change of Control the acquirer refuses to assume Executive’s Equity Awards and/or refuses to substitute such Equity Awards with equivalent awards reflecting acquirer’s stock, or (B) in a Change of Control where the acquirer is not a publicly traded corporation as defined in Section 162(m)(2) of the Code (regardless of whether or not such acquirer is willing to assume the Equity Awards), then one hundred percent (100%) of Executive’s Equity Awards outstanding as of the Change of Control will become vested immediately prior to the effective date of the Change of Control.
               (iii) Benefits. The Company agrees to reimburse Executive for the same level of health coverage and benefits as in effect for Executive on the day immediately preceding the date of termination; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended; and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will continue to reimburse Executive for continuation coverage through the earlier of (A) the date twelve (12) months after the termination date, or (B) the date upon which

Executive and Executive’s eligible dependents become covered under similar plans. Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period.
               (iv) Personal Computer. The Company agrees, if Executive so desires, to transfer possession and title to the Executive of the Company provided personal computer and cellular phone and/or other mobile e-mail device used by Executive as of the date of termination. The Company also will agree to transfer and/or provide to Executive the applicable software licenses for all current software applications installed on the Company provided personal computer.
               (v) Additional Entitlements. Executive will also receive: (i) unpaid base salary through the date of termination; (ii) an additional payment equal to the current year’s annual incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s target incentive level by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365; (iii) Executive’s accrued and unused vacation time, if any, through the date of termination; and (iv) other payments and benefits, if any, in accordance with applicable plans, programs and other arrangements of the Company. The payments to be made pursuant to clauses (i) through (iv) above shall be made in a single cash lump sum by no later than ten (10) business days following Executive’s termination date.
          (b) Timing of Severance Payments. Unless otherwise required pursuant to Section 10 of this Agreement, the Company will pay the severance payments and benefits, as applicable, specified in Section 3(a) of this Agreement, in a lump sum as soon as practicable following the date of termination. If Executive should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment (less any withholding taxes) to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.
          (c) Terminations Other Than in Connection with a Change of Control. If Executive’s employment with the Company terminates for any reason other than those provided for in Section 3 of this Agreement, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any equity award agreement.
          (d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any equity award agreement.
          (e) Exclusive Remedy. In the event of a termination of Executive’s employment in Connection with a Change of Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3, except as may be provided in any Equity Award agreement.
     4. Conditions to Receipt of Severance.
          (a) Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 3 will be subject to Executive signing and not revoking a release of claims agreement in substantially the form attached as Exhibit A, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release of claims were executed as of the Effective Date. No severance or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release. Notwithstanding the foregoing, or any provision of this Agreement to the contrary, the release of claims agreement must be signed by March 15th of the year following the year of Executive’s termination of employment.
          (b) Non-solicitation. The receipt of any severance or other benefits pursuant to Section 3 will be subject to Executive’s compliance with the one (1) year non-solicitation requirements of Section 16 of the Company’s Proprietary Information and Inventions Agreement (the “Proprietary Agreement”).
          (c) Non-disparagement. During the twelve (12) month period beginning on the date of Executive’s termination, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company. During the twelve (12) month period beginning on the Executive’s termination date, the Company will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from (1) providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation or (2) enforcing his or its rights pursuant to this Agreement.
          (d) Other Requirements. Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of any form of confidential information agreement and the provisions of this Section 4.
          (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
     5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and

(ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:
(a) delivered in full, or
(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.
     6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
          (a) Cause. For purposes of this Agreement, “Cause” will mean:
               (i) Executive’s willful and continued failure to perform the duties and responsibilities of his position (other than as a result of Executive’s illness or injury) after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action;
               (ii) Any material act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of Executive;
               (iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;
               (iv) A willful breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;
               (v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action (regardless of whether or not Executive admits or denies liability), which the Board determines, in its reasonable discretion, will have a material detrimental effect on the Company’s reputation or business;
               (vi) Executive entering any cease and desist order with respect to any action which would bar Executive from service as an executive officer or member of a board of directors of any publicly-traded company (regardless of whether or not Executive admits or denies liability);
               (vii) Executive (A) obstructing or impeding; (B) endeavoring to obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or
               (viii) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in Executive’s position with the Company, if (A) the disqualification or bar continues for more than thirty (30) days, and (B) during that period the Company uses its commercially reasonable efforts to cause the disqualification or bar to be lifted. While any disqualification or bar continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on administrative leave (which will be paid to the extent legally permissible).
Other than for a termination pursuant to Section 6(a)(iii), Executive shall receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business should Executive wish to avail himself of his opportunity to be heard before the Board prior to the Board’s termination for Cause. If Executive avails himself of his opportunity to be heard before the Board, (A) the Board may, in its sole and absolute discretion, provide Executive with reasonable access to Company information and employees in order to help Executive prepare for the opportunity to be heard before the Board, (B), however, if Executive then fails to make himself available to the Board within ten (10) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.
          (b) Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or

               (ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
               (iii) A change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
               (iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
          (c) Disability. For purposes of this Agreement, “Disability” shall mean a condition of Executive whereby Executive either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a long-term disability plan, if any, covering employees of the Company.
          (d) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:
               (i) A significant reduction of Executive’s responsibilities and duties, relative to Executive’s responsibilities and duties in effect immediately prior to such reduction, provided, however, that a reduction in responsibilities, or a change in duties, by virtue of the Company being acquired and made part of another entity (as, for example, when the chief executive officer of the Company remains as the senior executive officer of a division or subsidiary of the acquirer which division or subdivision either contains substantially all of the Company’s business or is of a comparable size), shall not be considered “Good Reason” for purposes of this Agreement;
               (ii) A material and significant reduction in Executive’s base salary or target annual incentive as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the base salary and/or target annual incentive by a percentage reduction that is no greater than 10%;

               (iii) The relocation of Executive to a facility or location more than thirty-five (35) miles from his primary place of employment;
               (iv) Any purported termination of the Executive’s employment for “Cause” without first satisfying the procedural protections, as applicable, required by the definition of “Cause” in this Agreement; or
               (v) The failure of the Company to obtain the assumption of this Agreement by a successor and/or acquirer and an agreement that Executive will retain the substantially similar responsibilities in the acquirer or the merged or surviving company as he had prior to the transaction.
The notification and placement of Executive on administrative leave pending a potential determination by the Board that Executive may be terminated for Cause shall not constitute Good Reason for purposes of this Agreement.
Executive will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.
          (e) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within either (A) three (3) months prior to the consummation of a Change of Control, or (B) twelve (12) months following a Change of Control.
          (f) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s employment is terminated.
     7. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     8. Notice.
          (a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.
          (b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.
     9. Arbitration. The Company and the Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the American Arbitration Association (“AAA”) in Santa Clara County, California, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules, except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Company’s form of confidential information agreement.
     10. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (collectively “Section 409A”) at the time of

Executive’s termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
     11. Miscellaneous Provisions.
          (a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
          (d) Integration. This Agreement, together with the Proprietary Agreement and the standard forms of Equity Award agreement that describe Executive’s outstanding Equity Awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between the Executive and the Company, the terms in this Agreement will prevail.
          (e) Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.
          (f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	FOUNDRY NETWORKS, INC.

By:

Title:

EXECUTIVE	By:

Title: